Orlando
1000 Legion Place, Suite 701
Orlando, FL 32801

Melbourne 1692 W. Hibiscus Blvd. Melbourne, FL 32901

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion of our report dated July 3, 2024, with respect to the financial statements of ILS Fixed Horizon, LLC as of December 31, 2023, and for the year then ended, in this Regulation A Offering Circular on Form 1-A of ILS Fixed Horizon, LLC. We also consent to the reference to our firm under caption “Experts”.

Orlando, Florida

July 3, 2024